Exhibit 99.1

News Release

Rockwell Collins reports first quarter 2013 earnings per share increase 9% to $0.94

•	Full year earnings per share guidance raised to between $4.45 and $4.65

CEDAR RAPIDS, Iowa (January 18, 2013) - Rockwell Collins, Inc. (NYSE: COL) today reported first quarter fiscal year 2013 net income of $132 million, an increase of 2%, compared to the same period last year. Earnings per share for the quarter were $0.94, $0.08 higher than earnings per share of $0.86 in the prior year. Earnings per share growth was higher than the rate of net income growth due to the favorable effect of the company's share repurchase program.

The company reported total sales of $1.06 billion for the first quarter of 2013, a 3% reduction from $1.09 billion for the same period in 2012. Meanwhile, total segment operating margins increased in the first quarter of 2013 to 20.1 percent of sales compared to 19.9 percent of sales in 2012.

Cash provided by operating activities for the first quarter of 2013 totaled $63 million, an increase of $127 million, compared to a $64 million use of cash in the first quarter of last year. The improvement in cash from operations was primarily driven by increased collections from customers, improved inventory performance and lower employee incentive compensation payments.

"I am very pleased with our results this quarter, which generated 9% EPS growth and strong cash flow on declining sales," said Rockwell Collins Chairman and Chief Executive Officer, Clay Jones. "Despite continued government and economic uncertainty, our focus on the things we can control such as costs, capital deployment, and investments are paying off. For example, in the first quarter, we expanded operating margins, reduced our share count by 4%, and won a number of programs to enhance future growth."

Jones went on to state, "We are off to a solid start in this year of transition for our company and should see improving performance throughout the year. Fortunately, we had already incorporated the impact of sequestration in our annual guidance and expect a greater benefit from our FY12 restructuring actions in subsequent quarters as well. Therefore, we are increasingly confident that we can meet or exceed our financial expectations."

Following is a discussion of fiscal year 2013 first quarter sales and earnings for each business segment.

Commercial Systems

Commercial Systems, which provides aviation electronics systems, products and services to air transport, business and regional aircraft manufacturers and airlines worldwide, achieved 2013 first quarter sales of $516 million, an increase of $5 million, or 1%, compared to sales of $511 million reported for the same period last year.

Sales related to aircraft original equipment manufacturers increased $17 million, or 6%, to $282 million driven by increased sales resulting from higher production rates for the Bombardier Globals, Boeing 787 and Airbus A330 aircraft, partially offset by lower deliveries at the light end of the business jet market. Aftermarket sales decreased $14 million to $207 million driven by higher sales of spares in the prior fiscal year.

Commercial Systems first quarter operating earnings increased $5 million, or 5%, to $106 million, resulting in an operating margin of 20.5%, compared to operating earnings of $101 million, and an operating margin of 19.8%, for the same period a year ago. The increase in operating earnings and margin was primarily due to lower company-funded research and development expense. However, total research and development investment increased $7 million as resources were redirected to pre-production engineering programs, including the Boeing 737 Max, Bombardier CSeries and Global 7000/8000.

Government Systems

Government Systems provides a broad range of electronic products, systems and services to customers including the U.S. Department of Defense, other government agencies, civil agencies, defense contractors and ministries of defense around the world. Sales in the first quarter of 2013 were $546 million, a decrease of 6%, compared to $583 million reported for the same period last year.

Avionics sales decreased $9 million, or 3%, from the first quarter of 2012 driven by lower sales from development programs, which are completing or transitioning to production, partially offset by higher tanker aircraft program sales. Communication product sales declined $11 million, or 8%, driven by lower airborne and satellite communication product sales, partially offset by increased deliveries of ground network radios. Surface solutions sales were $10 million, or 17%, lower than last year, resulting primarily from development programs either completing or transitioning to production, partially offset by increased international sales of Firestorm targeting systems. Fewer deliveries of Defense Advanced GPS Receiver products drove a $7 million, or 13%, decline in Navigation product sales.

Government Systems first quarter operating earnings of $107 million resulted in an operating margin of 19.6%, compared to operating earnings of $117 million, and an operating margin of 20.1%, for the same period last year. The decrease in operating earnings and margin was primarily due to lower sales, partially offset by the completion of certain company-funded development programs related to GPS and communication products.

Corporate and Financial Highlights

General corporate expenses not allocated to the company's business segments increased $1 million to $13 million. The company's effective income tax rate was 29.8% for the first quarter of 2013 compared to a rate of 33.0% for the same period last year. The lower tax rate was primarily due to the favorable impact of certain international tax strategies.

During the first quarter of 2013, the company repurchased 6 million shares of common stock at a total cost of $333 million. The company also paid a dividend on its common stock of $42 million, or 30 cents per share in the first quarter of 2013.

Fiscal Year 2013 Outlook

Earnings per share and tax rate guidance for fiscal year 2013 is being revised as a result of the net impact from the Federal Research and Development tax credit extension for calendar year 2012 and 2013.

The following table is a complete summary of the company's updated fiscal year 2013 financial guidance:

•	Total sales	$4.6 billion to $4.7 billion
•	Total segment operating margins	21% to 22%
•	Earnings per share	$4.45 to $4.65 (from $4.30 to $4.50)
•	Cash flow from operations	$500 million to $600 million
•	Total research & development investment	About $1.0 billion
•	Capital expenditures	About $140 million
•	Full year income tax rate	About 27% (from about 32%)

Business Highlights

Rockwell Collins won the Boeing 737 MAX contract for large-format flight displays
Rockwell Collins was selected by Boeing to provide its large-format flight displays as standard equipment on the 737 MAX flight deck. The multi-year agreement leverages Rockwell Collins’ flight display technology from the Boeing 787 Dreamliner. The new flight deck includes four configurable 15.1-inch landscape LCD displays that will increase situational awareness and efficiency. The displays are also featured on the Boeing KC-46 Tanker and as a retrofit offering for existing Boeing 757 and 767 aircraft.

Rockwell Collins’ Pro Line Fusion® in service on Gulfstream G280™
Rockwell Collins announced that its Pro Line Fusion integrated avionics system is now in service on the Gulfstream G280, marking the system’s debut in the super mid-size business jet market segment.

Rockwell Collins awarded a $295 million production contract for Block I Modernization of U.S. Navy E-6B aircraft
Rockwell Collins was awarded a contract by the U.S. Navy to upgrade eleven aircraft as part of the E-6B Block I Modification program. The Navy E-6B aircraft is used to conduct the “Take Charge and Move Out” (TACAMO) and the United States Strategic Command Airborne Command Post missions. The open system solution provided by the Block I modification addresses immediate modernization requirements and enables system expansion in the future.

Rockwell Collins received production order for U.S. Army two-channel PRC-155 Manpack radios
Rockwell Collins, one of two qualified manufacturers, received a contract from General Dynamics C4 Systems to produce approximately half of 3,700 PRC-155 Manpack radios ordered for the U.S. Army. The two-channel PRC-155 Manpack radio has also been certified by the National Security Agency to communicate classified voice and data at the Top Secret level and below. The radio is the only secure, two-channel networking radio certified for communication of data across the entire force structure from battalion headquarters to soldiers on foot and in vehicles.

Rockwell Collins Pro Line Fusion entered a new market segment with the AgustaWestland AW609 win
The selection of Pro Line Fusion integrated avionics for AgustaWestland’s AW609 TiltRotor marked new territory for Rockwell Collins. AgustaWestland, a Finmeccanica company, is the first European customer for Pro Line Fusion and the first announced forward-fit application of Rockwell Collins’ touch-control primary flight displays. With Pro Line Fusion, the AW609 will be capable of single-pilot operations under instrument flight rule conditions. The TiltRotor is expected to be certified in 2016.

Rockwell Collins avionics equipment selected by NAVAIR for Navy C-130T upgrade
Rockwell Collins was selected by the Naval Air Systems Command (NAVAIR) to provide a suite of avionics equipment for the U.S. Navy C-130T Avionics Obsolescence Upgrade program. The equipment will be installed on 20 aircraft with work scheduled to begin in 2013. The Rockwell Collins equipment will enable these aircraft to meet current and future Communication, Navigation, and Surveillance/Air Traffic Management airspace requirements.

Rockwell Collins received award for completion of the TTNT waveform development
The Air Force Research Laboratory awarded Rockwell Collins an $18 million contract to complete the development and qualification of the Tactical Targeting Network Technology (TTNT) waveform, paving the way for the high-speed, networking waveform to be implemented across a broad range of aircraft. TTNT provides high data rate, long-range communication links for airborne platforms.

Rockwell Collins avionics selected by the following airlines:
- Brazil’s GOL Airlines selected the full suite of Rockwell Collins’ advanced avionics for 20 new Boeing 737NG aircraft. Deliveries of GOL’s new Boeing aircraft are expected to begin in early 2014.
- China Southern selected Rockwell Collins avionics for 16 new Airbus A330 aircraft.

Rockwell Collins agreed to form a joint venture with China Electronics Technology Avionics Co. Ltd.
Rockwell Collins and China Electronics Technology Avionics Co. signed an agreement to establish a joint venture to develop and manufacture the communication and navigation systems for the Commercial Aircraft Corporation of China Ltd. (COMAC) C919 aircraft.

Conference Call and Webcast Details

Rockwell Collins Chairman and CEO, Clay Jones, and Senior Vice President and CFO, Patrick Allen, will conduct an earnings conference call at 9:00 a.m. Eastern Time on January 18, 2013. Individuals may listen to the call and view management's supporting slide presentation on the Internet at www.rockwellcollins.com. Listeners are encouraged to go to the Investor Relations portion of the web site at least 15 minutes prior to the call to download and install any necessary software. The call will be available for replay on the Internet at www.rockwellcollins.com through March 18, 2013.

Rockwell Collins is a pioneer in the development and deployment of innovative communication and aviation electronics solutions for both commercial and government applications. Our expertise in flight deck avionics, cabin electronics, mission communications, information management and simulation and training is delivered by 19,000 employees through a global service and support network that crosses 27 countries. To find out more, please visit www.rockwellcollins.com.

This press release contains statements, including certain projections and business trends, that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to the financial condition of our customers, including bankruptcies; the health of the global economy, including potential deterioration in economic and financial market conditions; the rate of recovery of the commercial OEM production rates and the aftermarket; the impacts of natural disasters, including operational disruption, potential supply shortages and other economic impacts; cybersecurity threats, including the potential misappropriation of assets or sensitive information, corruption of data or operational disruption; delays related to the award of domestic and international contracts; unanticipated impacts of sequestration and other provisions of the Budget Control Act of 2011 that are set to be implemented in March 2013; the discontinuance of support for military transformation and modernization programs; potential adverse impact of oil prices on the commercial aerospace industry; the impact of terrorist events on the commercial aerospace industry; declining defense budgets resulting from budget deficits in the U.S. and abroad; changes in domestic and foreign government spending, budgetary, procurement and trade policies adverse to our businesses; market acceptance of our new and existing technologies, products and services; reliability of and customer satisfaction with our products and services; favorable outcomes on or potential cancellation or restructuring of contracts, orders or program priorities by our customers; timing of international contract awards; recruitment and retention of qualified personnel; regulatory restrictions on air travel due to environmental concerns; effective negotiation of collective bargaining agreements by us and our customers, including our collective bargaining agreements set to expire in May 2013; performance of our customers and subcontractors; risks inherent in development and fixed-price contracts, particularly the risk of cost overruns; risk of significant reduction to air travel or aircraft capacity beyond our forecasts; our ability to execute to our internal performance plans such as our productivity and quality improvements and cost reduction initiatives; achievement of our acquisition and related integration plans; continuing to maintain our planned effective tax rates; our ability to develop contract compliant systems and products on schedule and within anticipated cost estimates; risk of fines and penalties related to noncompliance with laws and regulations including export control and environmental regulations; risk of asset impairments; our ability to win new business and convert those orders to sales within the fiscal year in accordance with our annual operating plan; and the uncertainties of the outcome of lawsuits, claims and legal proceedings, as well as other risks and uncertainties, including but not limited to those detailed herein and from time to time in our Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof and the company assumes no obligation to update any forward-looking statement.

Media Contact:	Investor Contact:
Pam Tvrdy	Steve Buesing
319.295.0591	319.295.7575
pjtvrdy@rockwellcollins.com	investorrelations@rockwellcollins.com

ROCKWELL COLLINS, INC.
SEGMENT SALES AND EARNINGS INFORMATION
(Unaudited)
(in millions, except per share amounts)

	Three Months Ended
	December 31
	2012	2011
Sales
Government Systems	$546	$583
Commercial Systems	516	511
Total sales	$1,062	$1,094

Segment operating earnings
Government Systems	$107	$117
Commercial Systems	106	101
Total segment operating earnings	213	218

Interest expense	(6)	(6)
Stock-based compensation	(6)	(6)
General corporate, net	(13)	(12)
Income before income taxes	188	194
Income tax expense	(56)	(64)

Net income	$132	$130

Diluted earnings per share	$0.94	$0.86

Weighted average diluted shares outstanding	140.7	151.1

The following tables summarize sales by product category for the three months ended December 31, 2012 and 2011 (unaudited, in millions):

	Three Months Ended
	December 31
	2012	2011
Government Systems sales:
Avionics	$315	$324
Communication products	133	144
Surface solutions	50	60
Navigation products	48	55
Total Government Systems sales	$546	$583

Commercial Systems sales:
Air transport aviation electronics:
Original equipment	$140	$124
Aftermarket	112	120
Wide-body in-flight entertainment	27	25
Total air transport aviation electronics	279	269

Business and regional aviation electronics:
Original equipment	142	141
Aftermarket	95	101
Total business and regional aviation electronics	237	242
Total Commercial Systems sales	$516	$511

Commercial Systems sales:
Total original equipment	$282	$265
Total aftermarket	207	221
Wide-body in-flight entertainment	27	25
Total Commercial Systems sales	$516	$511

The following table summarizes total Research & Development Investment by segment and funding type for the three months ended December 31, 2012 and 2011 (unaudited, dollars in millions):

	Three Months Ended
	December 31
	2012	2011
Research and Development Investment:
Customer-funded:
Government Systems	$98	$108
Commercial Systems	22	21
Total Customer-funded	120	129

Company-funded:
Government Systems	17	21
Commercial Systems	54	59
Total Company-funded	71	80
Total Research and Development Expense	$191	$209

Increase in Pre-production Engineering Costs, Net	36	25
Total Research and Development Investment	227	234

Percent of Total Sales	21.4%	21.4%

ROCKWELL COLLINS, INC.
SUMMARY BALANCE SHEET
(Unaudited)
(in millions)

	December 31, 2012	September 30, 2012
Assets
Cash and cash equivalents	$337	$335
Receivables, net	906	971
Inventories, net (1)	1,403	1,332
Current deferred income taxes	47	58
Other current assets	100	91
Total current assets	2,793	2,787

Property	767	773
Goodwill	781	780
Intangible assets	293	291
Long-term deferred income taxes	453	455
Other assets	226	228
Total assets	$5,313	$5,314

Liabilities and equity
Short-term debt	$549	$—
Accounts payable	393	475
Compensation and benefits	220	269
Advance payments from customers	324	288
Accrued customer incentives	172	174
Product warranty costs	121	126
Other current liabilities	136	108
Total current liabilities	1,915	1,440

Long-term debt, net	573	779
Retirement benefits	1,624	1,693
Other liabilities	144	138
Equity	1,057	1,264
Total liabilities and equity	$5,313	$5,314

(1) Inventories, net is comprised of the following:

	December 31, 2012	September 30, 2012
Inventories, net:
Production inventory	$798	$763
Pre-production engineering costs	605	569
Total inventories, net	$1,403	$1,332

Pre-production engineering costs include costs incurred during the development phase of a program in connection with long-term supply arrangements that contain contractual guarantees for reimbursement from customers. These costs are deferred in Inventories, net to the extent of the contractual guarantees and are amortized to cost of sales over their estimated useful lives using a units-of-delivery method, up to 15 years.

ROCKWELL COLLINS, INC.
CONDENSED CASH FLOW INFORMATION
(Unaudited)
(in millions)

	Three Months Ended
	December 31
	2012	2011
Operating Activities:
Net income	$132	$130
Adjustments to arrive at cash provided by operating activities:
Depreciation	30	27
Amortization of intangible assets and pre-production engineering costs	13	13
Stock-based compensation expense	6	6
Compensation and benefits paid in common stock	18	18
Excess tax benefit from stock-based compensation	(1)	(4)
Deferred income taxes	7	16
Pension plan contributions	(57)	(50)
Changes in assets and liabilities, excluding effects of acquisitions and foreign currency adjustments:
Receivables	67	73
Production inventory	(45)	(94)
Pre-production engineering costs	(41)	(28)
Accounts payable	(64)	(67)
Compensation and benefits	(50)	(124)
Advance payments from customers	34	2
Accrued customer incentives	(2)	5
Product warranty costs	(5)	(6)
Income taxes	36	21
Other assets and liabilities	(15)	(2)
Cash Provided by Operating Activities	63	(64)

Investing Activities:
Property additions	(40)	(44)
Other investing activities	—	(3)
Cash Used for Investing Activities	(40)	(47)

Purchases of treasury stock	(336)	(393)
Cash dividends	(42)	(36)
Increase in short-term commercial paper borrowings, net	345	48
Increase in long-term borrowings	—	247
Proceeds from the exercise of stock options	7	2
Excess tax benefit from stock-based compensation	1	4
Cash Used for Financing Activities	(25)	(128)

Effect of exchange rate changes on cash and cash equivalents	4	(5)

Net Change in Cash and Cash Equivalents	2	(244)
Cash and Cash Equivalents at Beginning of Period	335	530
Cash and Cash Equivalents at End of Period	$337	$286